Exhibit 99.1

NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES SECOND QUARTER RESULTS; REAFFIRMS OUTLOOK FOR FISCAL 2002

-- Earnings Per Share Increase 6.8% Over Last Year's Proforma Results-
-- Second Quarter Results Keep Company on Track To Meet Full Year Earnings Outlook --

HOUSTON, TX, August 22, 2002 -- Stage Stores, Inc. (Nasdaq: STGS) today announced results for the second quarter and first six months ended August 3, 2002 and reaffirmed the Company's outlook for the full fiscal year ending February 1, 2003.

Second Quarter Results

For the 13-week period ended August 3, 2002, net income was $10.4 million, or $0.47 per diluted share, compared to $2.3 million, or $0.08 per diluted share, in the prior year quarter. On a proforma basis, net income for last year's second quarter was $9.6 million, or $0.44 per share on an equivalent diluted share count basis. This year's diluted earnings per share represent a 6.8% increase over last year's proforma diluted earnings per share. Total sales increased 6.1% to $207.5 million from $195.5 million in the year-ago period. Comparable store sales increased 6.5% compared to the 2001 second quarter. Total sales grew at a lower rate than comparable store sales because the Company operated 342 stores during most of this year's second quarter while it operated 347 stores during the majority of last year's second quarter.

Proforma results for the fiscal 2001 second quarter exclude certain charges and expenses related to the Company's reorganization and emergence from Chapter 11 in August 2001. Details of the proforma financial presentation are described below.

Additional milestones achieved during the second quarter included:

  Five new stores opened on July 18th
  Three additional stores remodeled
  Roll out of new point-of-sale system expanded to 205 stores

  Initiation of a $15.0 million stock repurchase program in July

  Added to Russell 2000 Index on July 1st

--more--

Stage Stores Announces
Second Quarter Results;
Reaffirms Earnings Outlook
Page - 2

"We are very pleased with the sales and earnings levels achieved during the second quarter," said Jim Scarborough, Chairman, President and Chief Executive Officer. "The 6.5% increase in comparable store sales was produced on top of a strong 16.6% increase for the year-ago quarter on a calendar-adjusted basis. Additionally, diluted earnings per share of $0.47 were 6.8% higher than the prior year's proforma performance. Further, we continued to see solid performance in nearly every category of business. Our solid performance continues to speak to the strength of our concept and strategy and reflects the hard work and dedication of all of our Stage Stores associates."

Mr. Scarborough continued, "As we previously reported, on July 29, 2002, our Board of Directors approved a $15.0 million stock repurchase program. This action was taken because we believe that repurchasing our shares at current prices is in the best interest of our shareholders and will have an accretive impact on earnings per share. Under the program, we have repurchased 255,700 shares to date, for an aggregate value of $6.0 million".

Six Months Results

Net income for the six-month period ended August 3, 2002 was $28.1 million, or $1.29 per diluted share, compared to $8.7 million, or $0.31 per diluted share, in the prior year period. On a proforma basis, net income for last year was $21.9 million, or $1.00 per share on an equivalent diluted share count basis. This year's diluted earnings per share represent a 29.0% increase over last year's proforma diluted earnings per share. Total sales increased 5.9% to $414.2 million from $391.1 million in the year-ago period. Comparable store sales increased 6.8% compared to the same 26-week period last year. Total sales grew at a lower rate than comparable store sales because the Company operated 342 stores during most of this year's first six months while it operated 347 stores during most of last year's first six months.

Proforma results for the first six months of fiscal 2001 exclude certain charges and expenses related to the Company's reorganization and emergence from Chapter 11 in August 2001. Details of the proforma financial presentation are described below.

Fiscal 2002 Outlook

Commenting on the Company's fiscal 2002 outlook, Jim Scarborough stated, "Our Company achieved outstanding results in the first half of the fiscal year. While we are cautious in our outlook for the second half of the fiscal year, we remain comfortable with the upper end of our previously provided guidance for the full 2002 fiscal year. This equates to net income for the fiscal year of between $56.0 million and $57.0 million, or $2.58 to $2.62 per diluted share utilizing year-to-date weighted average diluted shares of 21.7 million. We currently anticipate that earnings in the third quarter will be flat to slightly below last year's proforma earnings of $11.6 million, due to a more competitive retail environment, coupled with higher new store opening costs in support of our seven planned store openings in October. We project earnings in the fourth quarter to be 7% to 10% higher than last year's earnings of $15.8 million".

--more--

Stage Stores Announces
Second Quarter Results;
Reaffirms Earnings Outlook
Page - 3

Mr. Scarborough continued, "Our fundamentals, strategies and operations remain strong. It is important to note that our range of estimated earnings per diluted share for the full fiscal year represents a strong 14.2% to 15.9% increase over last year's proforma earnings of $2.26 per equivalent diluted share".

Mr. Scarborough concluded, "Our focus over the last half of the fiscal year will be to continue to provide our customers with the most wanted merchandise coupled with excellent customer service in convenient, easy-to-shop locations. We look forward to the remaining six months of the fiscal year with cautious optimism and enthusiasm as we work to strengthen our position as one of America's leading specialty retailers of branded family apparel".

Presentation of Financial Results

Actual and proforma presentations of financial results for the second quarter and first six months of fiscal 2001 are attached to this release. Actual results for the second quarter and first six months of fiscal 2001 include certain charges and expenses related to the Company's Chapter 11 reorganization efforts. In order to illustrate what the Company's results during the second quarter and first six months of fiscal 2001 would look like after the elimination of these charges and expenses, proforma financials have been included. The proforma financials also remove the net operating results of stores closed during the reorganization period, back out the adjustment to accrete the yield on repurchased accounts receivable and adjust for the impact of the Company's debtor-in-possession financing. Footnotes to the proforma financials have been provided which reconcile the actual results to the proforma results. The proforma results reported in this news release are not intended to be indicative of future period results. Future period results will be subject to certain risks and uncertainties as discussed in the safe harbor paragraph below.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time to discuss the second quarter's results as well as its outlook for the 2002 fiscal year. All interested parties can listen to a live webcast of the Company's conference call by logging on to the Company's web site at stagestoresinc.com and then clicking on the webcast link under the Investor Relations tab. As an alternative, individual investors and other interested parties can listen to the conference call webcast by logging on to the companyboardroom website, while institutional investors, who are members, can access the call through the streetevents website. A replay of the conference call will be available online at each web site until midnight on August 29, 2002.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The company currently operates 347 stores in 13 states under the Stage, Bealls and Palais Royal names.

-more--

Stage Stores Announces
Second Quarter Results;
Reaffirms Earnings Outlook
Page - 4

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the third and fourth quarters of the 2002 fiscal year, the remaining six months of the 2002 fiscal year and for the full 2002 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 12, 2002, and other factors as may periodically be described in other Company filings with the SEC.

(Tables to Follow)

Stage Stores, Inc.
Consolidated Statements of Operations
(in thousands, except earnings per share)
(unaudited)

	Actual Quarter Ended (1)				Proforma Quarter Ended
	August 3, 2002		August 4, 2001		August 4, 2001
	Amount	% to Sales	Amount	% to Sales	Amount	% to Sales

Net sales	$ 207,536	100.0%	$ 195,538	100.0%	$ 194,248	100.0%	(a)
Cost of sales and related buying, occupancy and distribution expenses	146,429	70.6%	139,597	71.4%	137,128	70.6%	(a)
Gross profit	61,107	29.4%	55,941	28.6%	57,120	29.4%
Selling, general and administrative expenses	43,737	21.1%	44,295	22.7%	40,899	21.1%	(a),(b)
Store opening costs	386	0.2%	-	0.0%	-	0.0%
Reorganization items and store closure costs	-	0.0%	5,095	2.6%	-	0.0%	(a)
Interest	550	0.3%	4,205	2.2%	441	0.2%	(c)
Income before income tax	16,434	7.9%	2,346	1.2%	15,780	8.1%
Income tax expense	6,080	2.9%	5	0.0%	6,156	3.2%	(d)
Net income	$ 10,354	5.0%	$ 2,341	1.2%	$ 9,624	5.0%	(a)

Basic & Diluted earnings per common share data:
Basic earnings per common share	$ 0.52		$ 0.08		$ 0.48
Basic weighted average common shares outstanding	19,955	(e)	28,096		19,955	(e)

Diluted earnings per common share	$ 0.47		$ 0.08		$ 0.44
Diluted weighted average common shares outstanding	21,923	(e)	28,096		21,923	(e)

EBITDA	$ 21,314	10.3%			$ 19,221	9.9%

(1)

 The Company emerged from bankruptcy on August 24, 2001 (the "Effective Date"). For financial reporting purposes, the Effective Date was assumed to be September 1, 2001, the last day of the Company's seventh fiscal period. The adjustments to reflect the consummation of the Company's Plan of Reorganization, including the gain on discharge of pre-petition liabilities and the adjustment to record assets and liabilities at their fair value, were recorded on the Effective Date. Accordingly, the Company's post-reorganization financial statements are not comparable to the pre-reorganization financial statements.

(a)	Reported results have been adjusted to eliminate the net expense resulting from the Company's Chapter 11 Proceedings, subsequent reorganization efforts and store closures. This includes the reported sales of $1.3 million, cost of sales including occupancy costs of $1.0 million and direct operating expenses of $0.3 million of the stores included in the 1999 and 2000 Store Closure Programs and the six stores closed in 2001 prior to the Effective Date. Reported depreciation expense prior to the Effective Date is also adjusted for the impact of the basis reduction to recorded property, equipment and leasehold improvements due to fresh-start adjustments. The adjusted basis of depreciable assets owned as of the Effective Date was $100.3 million which would result in annual depreciation expense of approximately $12.0 million. Accordingly, proforma results for the thirteen weeks ended August 4, 2001 include depreciation expense of approximately $3.0 million.
(b)	Securitization interest of $2.1 million included in proforma results is based on $175.0 million of borrowings (outstanding borrowing level as of September 1, 2001) at an interest rate of 3.95% plus unused facility fees and amortization of debt issue costs. The adjustment to accrete yield on repurchased receivables of $4.0 million in the thirteen weeks ended August 4, 2001 has been eliminated.
(c)	Reported interest expense of $4.2 million on the debtor-in-possession financing and related debt issue costs has been eliminated. Proforma interest on the revolving facility and amortization of related debt issue costs is $0.4 million. Revolving interest is based on outstanding letters of credit of $14.1 million and no outstanding borrowings.
(d)	Reported tax expense has been adjusted to a 39% effective tax rate.
(e)	Weighted average shares outstanding represent the shares of new common stock issued under the Plan. In addition, the Company has 3,657,000 stock options with a weighted average exercise price of $15.12, 512,119 Series A Warrants with an exercise price of $15.00, and 1,078,146 Series B Warrants with an exercise price of $20.00 outstanding at August 3, 2002. The average market price during the second quarter of 2002 was $32.09. The basic and diluted shares outstanding for the second quarter of 2002 have been used in the proforma results for the second quarter of 2001, since the new common stock had not been issued at that time.

Stage Stores, Inc.
Consolidated Statements of Operations
(in thousands, except earnings per share)
(unaudited)

					Proforma Twenty-Six
	Actual Twenty-Six Weeks Ended (1)				Weeks Ended
	August 3, 2002		August 4, 2001		August 4, 2001
	Amount	% to Sales	Amount	% to Sales	Amount	% to Sales

Net sales	$ 414,204	100.0%	$ 391,087	100.0%	$ 387,783	100.0%	(a)
Cost of sales and related buying, occupancy and distribution expenses	281,759	68.0%	272,893	69.8%	267,496	69.0%	(a)
Gross profit	132,445	32.0%	118,194	30.2%	120,287	31.0%
Selling, general and administrative expenses	86,465	20.9%	91,428	23.4%	83,582	21.6%	(a),(b)
Store opening costs	408	0.1%	-	0.0%	-	0.0%
Reorganization items and store closure costs	-	0.0%	8,431	2.2%	-	0.0%	(a)
Interest	939	0.2%	9,673	2.5%	881	0.2%	(c)
Income before income tax	44,633	10.8%	8,662	2.2%	35,824	9.2%
Income tax expense	16,514	4.0%	10	0.0%	13,972	3.6%	(d)
Net income	$ 28,119	6.8%	$ 8,652	2.2%	$ 21,852	5.6%	(a)

Basic & Diluted earnings per common share data:
Basic earnings per common share	$ 1.41		$ 0.31		$ 1.09
Basic weighted average common shares outstanding	19,961	(e)	28,096		19,961	(e)

Diluted earnings per common share	$ 1.29		$ 0.31		$ 1.00
Diluted weighted average common shares outstanding	21,746	(e)	28,096		21,746	(e)

EBITDA	$ 54,241	13.1%			$ 42,705	11.0%

(1)

 The Company emerged from bankruptcy on August 24, 2001 (the "Effective Date"). For financial reporting purposes, the Effective Date was assumed to be September 1, 2001, the last day of the Company's seventh fiscal period. The adjustments to reflect the consummation of the Company's Plan of Reorganization, including the gain on discharge of pre-petition liabilities and the adjustment to record assets and liabilities at their fair value, were recorded on the Effective Date. Accordingly, the Company's post-reorganization financial statements are not comparable to the pre-reorganization financial statements.

(a)	Reported results have been adjusted to eliminate the net expense resulting from the Company's Chapter 11 Proceedings, subsequent reorganization efforts and store closures. This includes the reported sales of $3.3 million, cost of sales including occupancy costs of $2.4 million and direct operating expenses of $0.6 million of the stores included in the 1999 and 2000 Store Closure Programs and the six stores closed in 2001 prior to the Effective Date. Reported depreciation expense prior to the Effective Date is also adjusted for the impact of the basis reduction to recorded property, equipment and leasehold improvements due to fresh-start adjustments. The adjusted basis of depreciable assets owned as of the Effective Date was $100.3 million which would result in annual depreciation expense of approximately $12.0 million. Accordingly, proforma results for the twenty-six weeks ended August 4, 2001 include depreciation expense of approximately $6.0 million.
(b)	Securitization interest of $4.2 million included in proforma results is based on $175.0 million of borrowings (outstanding borrowing level as of September 1, 2001) at an interest rate of 3.95% plus unused facility fees and amortization of debt issue costs. The adjustment to accrete yield on repurchased receivables of $9.0 million in the twenty-six weeks ended August 4, 2001 has been eliminated.
(c)	Reported interest expense of $9.7 million on the debtor-in-possession financing and related debt issue costs has been eliminated. Proforma interest on the revolving facility and amortization of related debt issue costs is $0.9 million. Revolving interest is based on outstanding letters of credit of $14.1 million and no outstanding borrowings.
(d)	Reported tax expense has been adjusted to a 39% effective tax rate.
(e)	Weighted average shares outstanding represent the shares of new common stock issued under the Plan. In addition, the Company has 3,657,000 stock options with a weighted average exercise price of $15.12, 512,119 Series A Warrants with an exercise price of $15.00, and 1,078,146 Series B Warrants with an exercise price of $20.00 outstanding at August 3, 2002. The average market price during the twenty-six weeks of 2002 was $30.41. The basic and diluted shares outstanding for the twenty-six weeks ended August 3, 2002 have been used in the proforma results for the twenty-six weeks ended August 4, 2001, since the new common stock had not been issued at that time.

Stage Stores, Inc.
Consolidated Balance Sheets
(in thousands, except par values)

	August 3, 2002	February 2, 2002
	(unaudited)
ASSETS
Cash and cash equivalents	$ 24,772	$ 22,679
Retained interest in receivables sold	114,580	114,769
Accounts receivable, net	11,234	11,524
Merchandise inventories, net	199,028	178,818
Prepaid expenses and other current assets	19,507	17,688
Total current assets	369,121	345,478

Property, equipment and leasehold improvements, net	124,157	109,612
Other assets	6,740	5,629
Total assets	$ 500,018	$ 460,719

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 57,770	$ 60,417
Accrued expenses and other current liabilities	54,058	47,324
Current portion of long-term debt	210	197
Total current liabilities	112,038	107,938

Long-term debt	672	873
Other long-term liabilities	13,923	11,684
Total liabilities	126,633	120,495

Commitments and contingencies

Common stock, par value $0.01, 50,000 shares
authorized, 19,959 and 19,973 shares issued and outstanding, respectively	200	200
Additional paid-in capital	326,090	318,090
Retained earnings	50,053	21,934
Less 119 treasury shares - at cost	(2,958)	-
Stockholders' equity	373,385	340,224
Total liabilities and stockholders' equity	$ 500,018	$ 460,719

Stage Stores, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Reorganized	Predecessor
	Company	Company
	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended
	August 3, 2002	August 4, 2001
Cash flows from operating activities:
Net income	$ 28,119	$ 8,652
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	8,669	11,296
Amortization of debt issue costs	705	2,470
Provision for bad debts	14,195	12,016
Deferred income taxes and utilization of pre-reorganization deferred tax assets	6,665	-
Adjustment to accrete yield on repurchased accounts receivable	-	9,000
Write-off of property, equipment and leasehold improvements
and other assets associated with closed stores	-	1,175
Changes in operating assets and liabilities	(4,800)	37,065
Total adjustments	25,434	73,022
Net cash provided by operating activities	53,553	81,674

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(23,214)	(4,942)
Proceeds from retirement of fixtures and equipment	-	355
Net cash used in investing activities	(23,214)	(4,587)

Cash flows from financing activities:
Proceeds from (payments on):
Working capital facility	-	(76,208)
Long-term debt and debt issue costs	(288)	(310)
Repurchase of common stock	(2,958)	-
Reduction in borrowings under account receivable securitization trust	(25,000)	-
Net cash used in financing activities	(28,246)	(76,518)
Net increase in cash and cash equivalents	2,093	569
Cash and cash equivalents:
Beginning of period	22,679	20,510
End of period	$ 24,772	$ 21,079
Supplemental disclosures:
Interest paid	$ 434	$ 10,103
Income taxes paid	$ 122	$ -

Supplemental non-cash transactions - The Company recognized $8.0 million of pre-reorganization deferred tax asset as a direct addition to additional paid-in capital.